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Exhibit 4.22

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

        THIS AGREEMENT (this "Agreement") dated July 16, 2008 is entered into by and among Six Plus Investment Partnership, L.P., a Delaware limited partnership ("Holder") and HRPT Properties Trust, a Maryland real estate investment trust ("Parent").

RECITALS

        Holder, Parent, Lenexa Industrial Park, Inc. ("Lenexa"), HRPT Lenexa Properties Trust, HRPT/Lenexa Acquisition, Inc. and certain other stockholders of Lenexa are parties to an Agreement and Plan of Merger dated July 16, 2008 (the "Merger Agreement"). Pursuant to the Merger Agreement, Holder will be receiving shares of Parent Common Stock, which are being issued pursuant to the "private placement" exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

        Holder and Parent have also entered into Voting Trust Agreement dated July 16, 2008 pursuant to which Holder will deposit its shares of Parent Common Stock with the Voting Trustee in exchange for Voting Trust Certificates. The definition of "Holder" as used in this Agreement shall include any holder of Voting Trust Certificates.

        Parent has agreed, with respect to such shares of Parent Common Stock, to grant Holder the rights hereunder. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given therefor in the Merger Agreement.

        NOW THEREFORE, it is agreed:

ARTICLE 1.
REGISTRATION RIGHTS

        1.1    Resale Registration Rights.

          (a)   Parent shall file with the SEC, as promptly as practicable, and anticipates filing within 30 days following the Closing Date, but in any event within one hundred and thirty-five (135) days following the Closing Date, a shelf registration statement (the "Resale Shelf Registration Statement") pursuant to Rule 415 under the Securities Act pursuant to which all of the shares of Parent Common Stock representing the Stock Consideration ("Registrable Shares") shall be included to enable the public resale on a delayed or continuous basis of such Registrable Shares by Holder. Parent shall file the Resale Shelf Registration Statement on Form S-3 and shall utilize Form S-3 and the automatic shelf registration process pursuant to Rules 415 and 462 under the Securities Act. If Parent becomes ineligible to utilize the automatic shelf registration process, then Parent shall file the Resale Shelf Registration Statement on such form as Parent may then utilize and use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective under the Securities Act as soon as practicable. Parent agrees to use its commercially reasonable efforts to maintain the effectiveness of the Resale Shelf Registration Statement, including by filing any necessary post-effective amendments and prospectus supplements, or, alternatively, by filing new registration statements relating to the Registrable Shares as required by Rule 415 under the Securities Act, continuously until the date (the "Resale Shelf Registration Expiration Date") which is the earliest of the date (i) all Registrable Shares may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 of the Securities Act or (ii) on which Holder no longer owns any Registrable Shares.

          (b)   Parent shall notify Holder of the effectiveness of any Resale Shelf Registration Statement applicable to the Registrable Shares and shall furnish to Holder, without charge, such number of copies of such Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as Holder may reasonably request in order to facilitate the sale of the Registrable Shares in the manner described in the Resale Shelf Registration Statement.

          (c)   Parent shall promptly prepare and file with the SEC from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Shares until the Resale Shelf Expiration Date and upon five (5) Business Day's notice, Parent shall file any supplement or post-effective amendment to the Resale Shelf Registration Statement or the prospectus contained therein with respect to the plan of distribution or Holder's ownership interests in its Registrable Shares that, subject to applicable rules and regulations of the SEC, is reasonably necessary to permit the sale of Holder's Registrable Shares pursuant to the Registration Statement.

          (d)   Parent shall promptly and in any event within three (3) Business Days notify Holder of, and confirm in writing, any request by the SEC for any amendment or supplement to, or additional information in connection with, any Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). Parent shall promptly and in any event within three (3) Business Days notify each Holder of, and confirm in writing, the filing of any such amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

          (e)   Parent shall use its commercially reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the effectiveness of a Resale Shelf Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as promptly as practicable.

          (f)    Subject to the provisions of this Section 1.1 and a good faith determination by Parent that it is in the best interests of Parent or that Parent is required in order to comply with applicable law or the rules and regulations of the SEC to suspend the use of any Resale Shelf Registration Statement, following the effectiveness of such Resale Shelf Registration Statement (and the filings with any international, federal or state securities commission), Parent, by written notice to Holder, may direct Holder to suspend offers and sales of the Registrable Shares pursuant to such Resale Shelf Registration Statement for such times as Parent reasonably may determine is necessary and advisable (but in no event for more than 45 days (whether or not consecutive) in any 6-month period or more than 90 days (whether or not consecutive) in any 12-month period), if there shall be the occurrence of an event (x) that would require additional disclosure of material information by Parent in the Resale Shelf Registration Statement (or such filings) and which has not been so disclosed, (y) as to which Parent has a bona fide business purpose for preserving confidentiality, or (z) that renders Parent unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to promptly amend or supplement the Resale Shelf Registration Statement (provided that each Holder acknowledges that a bona fide financing or business transaction that implicates any of the foregoing clause (x), clause (y) or clause (z) shall be deemed to constitute a circumstance that makes it impracticable or inadvisable to so promptly amend or supplement the Resale Shelf Registration Statement) on a post-effective basis, as applicable (a "Suspension Event"). Upon the earlier to occur of (i) Parent delivering to Holder an End of Suspension Notice (as defined below), or (ii) the end of the maximum permissible suspension period, Parent shall have amended or supplemented the Resale Shelf Registration Statement on a post-effective basis, if necessary, or shall have taken such action as is necessary so as to permit Holder to resume sales of the Registrable Shares as soon as possible.

          (g)   Upon a Suspension Event, Parent shall give written notice (a "Suspension Notice") to Holder to suspend sales of the Registrable Shares. Holder shall not effect any sales of the Registrable Shares pursuant to the Resale Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice and prior to receipt of an End of Suspension Notice. Holder may recommence effecting sales of the Registrable Shares under the Resale Shelf Registration Statement (or such filings) following further notice from Parent to such effect (an "End of Suspension Notice"), which End of Suspension Notice shall be given by Parent to Holder in the manner described above promptly following the conclusion of any Suspension Event and its effect.

          (h)   With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Shares to the public without registration, Parent agrees to, so long as Holder owns any Registrable Shares or until Holder may sell any Registrable Shares under Rule 144, whichever is shorter:

            (i)    make and keep current public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;

            (ii)   use its commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act; and

            (iii)  furnish to Holder promptly upon request a written statement by Parent as to its compliance in all material respects with the current public information requirements of Rule 144 and the reporting requirements of Exchange Act; furnish or make available to Holder a copy of the most recent annual or quarterly report of Parent, and such other reports and documents of Parent, and take such reasonable further actions consistent with this Section 1.1, as Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing Holder to sell any such Registrable Shares without registration.

          (i)    Subject to the conditions set forth in this Agreement, Parent shall, in connection with the filings of any Resale Shelf Registration Statement, file such documents as may be necessary to register or qualify the Registrable Shares under the securities or "blue sky" laws of such states as Holder may reasonably request in connection with the offer and sale of Registrable Shares pursuant to the intended methods of disposition by Holder as set forth in the applicable Resale Shelf Registration Statement, and Parent shall use its commercially reasonable efforts to cause such filings to become effective in a timely manner; provided, however, that Parent shall not be obligated to qualify as a foreign corporation to do business under the laws of any such state in which it is not then qualified or to file any general consent to service of process in any such state. Once effective, Parent shall use its commercially reasonable efforts to keep such filings effective until the earlier of (a) such time as all of the Registrable Shares have been disposed of in accordance with the intended methods of disposition by Holder as set forth in the applicable Resale Shelf Registration Statement, (b) in the case of a particular state, Holder has notified Parent that it no longer requires an effective filing in such state in accordance with their original request for filing or (c) the Resale Shelf Registration Expiration Date.

          (j)    Parent will cause all Registrable Shares to be listed or otherwise eligible for full trading privileges on the principal national securities exchange (currently NYSE) on which the Parent Common Stock is then listed or quoted. Parent will use its commercially reasonable efforts to continue the listing or trading privilege for all Registrable Shares on such exchange. Parent will as promptly as practicable notify Holder of, and confirm in writing, the delisting of the Parent Common Stock by such exchange.

          (k)   Parent shall bear all expenses incurred in connection with the registration of the Registrable Shares. Holder shall bear all underwriting fees, discounts or commissions attributable to the sale of the Registrable Shares by Holder, or any legal fees and expenses of counsel to Holder and all other expenses incurred in connection with the performance by Holder of their obligations under this Section 1.1.

          (l)    Parent agrees to indemnify Holder and Holder's officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls Holder within the meaning of the Securities Act, and each other Person, if any, subject to liability because of its connection with Holder (each, a "Holder Indemnitee"), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals), joint or several, arising out of or based upon any violation by Parent of any rule or regulation promulgated under the Securities Act applicable to Parent and relating to action or inaction required of Parent under the terms of this Agreement or in connection with any Registration Statement or Prospectus, or upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or any Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that Parent shall not be liable to a Holder Indemnitee or any Person who participates as an underwriter in the offering or sale of Registrable Shares or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arise out of or is based upon (a) an untrue statement or alleged untrue statement or omission or alleged omission (1) made in such Resale Shelf Registration Statement or in any such prospectus in reliance upon and in conformity with information regarding any Holder Indemnitee or its plan of distribution or ownership interests which was furnished in writing to Parent pursuant to an investor questionnaire or otherwise expressly for use in connection with such Resale Shelf Registration Statement or the Prospectus contained therein by such Holder Indemnitee, (2) made in any preliminary prospectus if Holder failed to deliver or make available (in a manner permitted by applicable securities laws to constitute delivery) a copy of the prospectus with or prior to delivery of written confirmation of the sale by Holder to the party asserting the claim and such Prospectus would have corrected such untrue statement or admission or (3) made in any prospectus if any untrue statement or omission was corrected in an amendment or supplement to such prospectus delivered to Holder prior to the sale of Registrable Shares and Holder failed to deliver or make available (in a manner permitted by applicable securities laws to constitute delivery) such amendment or supplement prior to or concurrently with the sale of Registrable Shares to the party asserting the claim or (b) any sales by Holder after the delivery by Parent to Holder of a Suspension Notice and before the delivery by Parent of an End of Suspension Notice. The indemnity provided or herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder Indemnitee.

          (m)  Holder hereby agrees (i) to cooperate with Parent and to furnish to Parent all such information concerning its plan of distribution and ownership interests with respect to its Registrable Shares in connection with the preparation of the Resale Shelf Registration Statement with respect to Holder's Registrable Shares and any filings with any state securities commissions as Parent may reasonably request (and Parent may exclude from any registration pursuant hereto the Registrable Shares of Holder if Holder fails to furnish such information within a reasonable time after receiving such request), (ii) to indemnify Parent, its officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, who controls Parent within the meaning of the Securities Act, and each other Person, if any, subject to liability because of its connection with Parent, against any and all losses, claims, damages, actions liabilities, costs and expenses arising out of or based upon (1) any untrue statement or alleged untrue statement or material fact contained in either the Resale Shelf Registration Statement or the Prospectus contained therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, if and to the extent that such statement or omission occurs from reliance upon and in conformity with written information regarding Holder, its plan of distribution or its ownership interest, which was furnished to Parent in writing by Holder pursuant to an investor questionnaire or otherwise expressly for use therein unless such statement or omission was corrected in writing to Parent prior to the date one day prior to the date of the final Prospectus (as supplemental or amended, as the case may be), (2) any untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if Holder failed to deliver or make available (in a manner permitted by applicable securities laws to constitute delivery) a copy of the prospectus with or prior to delivery of written confirmation of the sale by Holder to the party asserting the claim and such Prospectus would have corrected such untrue statement or admission or (3) any untrue statement or alleged untrue statement or omission or alleged omission made in any prospectus if any untrue statement or omission was corrected in an amendment or supplement to such prospectus delivered to Holder prior to the sale of Registrable Shares and Holder failed to deliver or make available (in a manner permitted by applicable securities laws to constitute delivery) such amendment or supplement prior to or concurrently with the sale of Registrable Shares to the party asserting the claim.

          (n)   Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made hereunder, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent the indemnifying party is materially prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than hereunder. In case any action or proceeding is brought against an indemnified party, it shall notify the indemnifying party of the commencement thereof, and the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof (alone or jointly with any other indemnifying party similarly notified), to the extent that it chooses with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses (provided that in connection with such assumption the indemnifying parties provide the indemnified parties a full release of any costs or other expenses in connection therewith), the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) Business Days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party shall have reasonably concluded, based on the advice of counsel, that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and the indemnifying party shall be liable for any expenses therefore. No indemnifying party shall, without the written consent of the indemnified party (which shall not be unreasonably withheld), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or (to the knowledge of the indemnifying party) threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party and (iii) does not and is not likely to materially adversely effect the indemnified party.

          (o)   If the indemnification provided for in Section 1.1(l) and Section 1.1(m) is unavailable to an indemnified party with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the indemnified party harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable to such indemnified party as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall the obligation of any indemnifying party to contribute under this Section 1.1(o) exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 1.1(l) or Section 1.1(m) hereof had been available under the circumstances. Parent and Holder agree that it would not be just and equitable if contribution pursuant to this Section 1.1(o) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 1.1(o), Holder shall not be required to contribute any amount in excess of the amount by which the gross proceeds from the sale of Registrable Shares exceeds the amount of any damages that Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

ARTICLE 2.
MISCELLANEOUS

        2.1    Successors and Assigns.    This Agreement shall be binding upon the parties hereto and their successors and assigns (provided Holder's rights may only be assigned to its limited partners without the consent of Parent and Parent's obligations hereunder may not be assigned without the consent of Holder).

        2.2    Amendments.    This Agreement may be amended or modified in whole or in part only by an instrument in writing signed by Holder and Parent.

        2.3    Termination.    The rights established by this Agreement shall terminate at such time as Holder no longer owns a Voting Trust Certificate and/or any Registrable Shares.

        2.4    Entire Agreement.    This Agreement and the Merger Agreement constitutes the entire agreement between the parties, and all premises, representations, understandings, warranties and agreements with reference to the subject matter hereof have been expressed herein or in the documents incorporated herein by reference.

        2.5    Applicable Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

        2.6    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        2.7    Effect of Headings.    Any title of an article or section heading herein contained is for convenience or reference only and shall not affect the meaning or construction of any of the provisions hereof.

        2.8    Severability.    In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        2.9    Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of or in any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party of any breach, default or noncompliance under the Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

        2.10    Notices and Consents; Notices.    All notices and other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier (with proof of delivery) or sent by facsimile as follows: sent by facsimile, as follows:

    if to Parent, to:

      HRPT Properties Trust
      400 Centre Street
      Newton, MA 02458
      Attn: John Mannix, President
      Facsimile: (617) 332-2261

      with a copy to (which shall not constitute notice):
      Sullivan & Worcester LLP
      One Post Office Square
      23rd Floor
      Boston, MA 02109
      Attn.: Richard Teller
      Facsimile: (617) 338-2880

    if to Holder, to:

      Six Plus Investment Partnership, L.P.
      5714 Kennett Pike
      Wilmington, DE 19807
      Attn: Andrew G.P. Hobbs, Jr.
      Facsimile: (302) 652-6527

      with a copy to (which shall not constitute notice):
      Lathrop & Gage
      2345 Grand Boulevard
      Suite 2300
      Kansas City, MO 64108
      Attention: Thomas J. McMahon
      Facsimile: (816) 292-2001

or to such other address as hereafter shall be furnished as provided in this Section 2.10 by any of the parties hereto to the other parties hereto. Each such communication will be deemed given and received (a) if delivered personally or overnight courier (with proof of delivery), when such delivery is made at the address specified in this Section 2.10, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 2.10 and appropriate confirmation is received (provided that if notice is given by facsimile, a copy of such notice, request, instruction or other communication shall also be followed-up within one (1) Business Day of such facsimile by one of the other methods described herein; notwithstanding such follow-up, however, facsimile notice shall be deemed to be given at the time set forth in this Section 2.10); provided, however, that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day, and if the date on which notice is to be given or performance required is other than a Business Day, the time for giving notice or for performance shall be automatically extended to the next following Business Day.

        2.11    Pronouns.    All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

        This Agreement has been executed under seal as of the date first written above.

HRPT PROPERTIES TRUST
By:	/s/ JOHN A. MANNIX
Name: John A. Mannix Title: President
SIX PLUS INVESTMENT PARTNERSHIP, L.P., a Delaware limited partnership
By:	SIX PLUS, INC. a Delaware corporation, its General Partner
By:	/s/ ANDREW G.P. HOBBS, JR.
Name: Andrew G.P. Hobbs, Jr. Title: Managing Director

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  Exhibit 4.22